PARTNERSHIP AGREEMENT
                          GLENBRIAR JOINT VENTURE

     THIS AGREEMENT is made and entered into as of the 1st day of January, 1994, by and between GIC Investment Corporation, a California corporation ("GIC") whose address is 350 California Street, Suite 1650, San Francisco, California 94111 and Westco Community Builders, Inc., a California corporation ("WCB"), whose address is 15225 Wicks Boulevard, San Leandro, California 94577, together referred to herein as the "Partners."

     In consideration of the premises and mutual covenants contained herein, the parties hereto agree to the terms, covenants and conditions as hereinafter set forth.

                           SECTION 1
                ORGANIZATION OF THE PARTNERSHIP

     1.1 FORMATION . The parties hereto hereby form a joint venture general partnership pursuant to the terms and conditions of this Agreement for the purpose of owning, subdividing and developing a tract of land comprising approximately 105 acres located in Tracy, California known as the Glenbriar project (the "Property").

     1.2 NAME. The name of this Partnership shall be the "Glenbriar Joint Venture."

     1.3 PLACE OF BUSINESS. The principal place of business of this Venture shall be located at the offices of WCB in San Leandro, California until changed by designation of the partners.

     1.4  PURPOSE.

          1.4.1 The purpose of this Venture shall be to acquire, subdivide, own, and develop lots on the Property and conduct related activities. The Partners expressly agree that the Venture is formed solely to conduct this single business and that any expansion of the business of the Venture shall require consent of the Partners.

          1.4.2 Except as otherwise expressly and specifically provided herein, no Partner shall have any authority to bind or act for, or assume any obligations or responsibility on behalf of, the other Partner. This Agreement shall not be deemed to create a partnership between the Partners with respect to any activities whatsoever other than those activities within the scope and business purposes of the Venture as set forth in Section 1.4.1 above.

     1.5 TERM. The Venture shall commence as of the date of this Agreement and shall continue until the Venture shall be dissolved and terminated in accordance with the provisions of applicable law or Section 9.1 hereof.

     1.6 COMPLIANCE WITH LAW. The Partners shall execute and cause to be filed and published a Fictitious Business Name Statement as required by the California Business and Professions Code. From time to time, thereafter, the Partners shall do or cause to be done all such filings, recordings, publishings and other acts, as may be necessary or appropriate to comply with all requirements for the operation of a general partnership pursuant to the laws of the State of California and of all other jurisdictions wherein the Venture shall conduct its business.

                           SECTION 2
                          DEFINITIONS

As used herein, each of the following terms shall have the meaning assigned to it below:

     2.1 "Adjusted Invested Capital." The Capital Contribution of a Partner reduced by any Distributions.

     2.2 "Affiliate." (i) any person or entity directly or indirectly controlling, controlled by, or under common control with the other person or entity; (ii) any person or entity who directly or indirectly owns, controls, or holds the power to vote 10% or more of the outstanding voting securities of the other person or entity; (iii) any person or entity who has directly or indirectly 10% or more of its outstanding voting shares, owned, controlled or held with power to vote by the other person or entity; (iv) any officer, director or partner of the other person; and (v) if the other person is an officer, director or partner, any company for which the person acts in any such capacity.

     2.3 "Assign One to whom a Partner has assigned all or part of its Interest in the Venture pursuant to the terms of Section 7 of this Agreement.

     2.4 "Assignor ." A Partner who assigns all or part of its Interest in the Venture pursuant to the terms of Section 7 of this Agreement.

     2.5 "Bankruptcy." Whenever a petition (whether voluntary or involuntary) in bankruptcy has been filed with respect to a Partner and remains in effect, without being dismissed or stayed, for a period of not less than 60 days.

     2.6 "Capital Account." An account established and maintained for each Partner, which initially will reflect the amount of its Capital Contribution and will from time to time be adjusted in accordance with the provisions of Section 3.3 of this Agreement.

     2.7 "Capital Contribution. " Cash, property or services contributed by a Partner to Venture capital.

          2.8 "Code." The Internal Revenue Code of 1986, as amended.

     2.9 "Distribution. "An amount of cash or property distributed to a partner on account of the Partner's interest in the Venture.
     2. 10 "Intangible Property. " All the personal property described in the Assignment and Assumption Agreement dated November 23, 1993 by and between WCB and Homestead Land Development
Corporation which was delivered as part of WCB's purchase of the Property.

     2.11 "Interest . " The interest of a Partner in the profits, losses, capital, distributions and assets of the Venture. "

     2.12 "Net Cash Flow." Cash revenues from operations and other investments of the Venture (including proceeds of sales or refinancings, exchange, condemnation or other disposition of Venture property) less the payment of operation costs and expenses of the Property and mortgage and other loans of the Venture and the retention of a reasonable reserve for costs of operations and working capital, but not non-cash expenditures such as cost recovery, depreciation or amortization of expenses.

     2.13 "Notice . " A communication given in writing and delivered personally or mailed as provided in Section 10.3.

     2.14 "Override Preferred Return." An amount equal to a forty percent (40%) cumulative but not compounded yield on Adjusted
Invested Capital, which is inclusive of the Preferred Return.

     2.15 "Partners." All the General Partners of the Venture.

     2.16 "Preferred Return." An amount equal to a twelve percent
(12%) per annum cumulative but not compounded yield on Adjusted
Invested Capital.

     2.17 "Profits" and "Losses" means, for each fiscal year or other period, an amount equal to the Venture's taxable income or loss for such year or period, determined in accordance with Code
Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code
Section 703(a)(1) shall be included in taxable income or loss).

     2.18 "Property". That tract of land consisting of approximately 105 acres located at 27383 MacArthur Drive, Tracy,
California more particularly described in Exhibit A.

     2.19 "Regulations" means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

     2.20 "Service ." The Internal Revenue Service.

     2.21 "Venture." The joint venture partnership formed pursuant to this Agreement.


                          SECTION 3
               CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

     3.1  CAPITAL CONTRIBUTIONS OF THE PARTNERS.

          3. 1. 1 WCB shall contribute to the Venture (i) title to the Property, (ii) title to all the Intangible Property, subject to accrued but unpaid costs and expenses relating to these assets as of the date of contribution which shall not exceed $25,000.00. The parties agree that the WCB shall receive a capital account credit of $463,988.31 upon making such contribution, provided, however, that the parties agree that WCB's capital shall be adjusted if necessary to equal its investment in the Property and the Intangible Property. WCB shall be entitled to receive from capital contributed by GIC the sum of $347,991.23 (75 % of the agreed contribution). Thereafter, WCB shall contribute 25 % of all capital required by the Venture, to a maximum of $375,000.00.

          3.1.2 GIC shall initially contribute the sum of $347,991.23 and shall be required to contribute 75 % of all capital required by the Venture, to a maximum of $1,125,000. 00.

          3.1.3 The Partners shall be required to contribute additional capital to the Venture in such amounts as the Partners may determine by mutual agreement.

     3.2 PARTNERSHIP INTERESTS. In return for their Capital
Contributions, and subject to all the provisions of this Agreement, the Partners shall have the following Interests in the Venture:

          GIC: 75 %
          WCB: 25 %

     3.3 CAPITAL ACCOUNTS. A Capital Account shall be established and maintained for each Partner, which initially shall reflect the amount of its Capital Contribution, and shall from time to time be
(i) increased by its distributive share of profits of the Venture, and (ii) decreased by an amount equal to the distributions made by the Venture to it and its allocable share of losses of the Venture. Except as otherwise expressly provided in this Agreement, no Partner shall be permitted to make any withdrawals from or in respect to its Capital Account.

     3.4 INTEREST AND RIGHT TO PROPERTY. No interest shall be paid on or in respect to any Capital Contribution by any Partner, and except as is expressly provided herein no Partner shall have the right to demand and receive cash or other property in return for its Capital Contribution. The Partners agree that WCB shall contribute legal title to the Property to the Venture, but that they may mutually agree to hold the Property as tenants in common in lieu of in the name of the Venture or by one of the Partners for the benefit of the Venture.

     3.5 BORROWINGS. If the Partners mutually determine that the Venture requires the use of additional funds which cannot, in the opinion of the Partners, be obtained on terms more advantageous to the Venture than by borrowing such funds from third parties, the Partners and/or their Affiliates, may, from time to time loan such funds to the Venture in such amounts and on such terms as the Partners agree are necessary to pay all costs relating to the business of the Venture. No such loan shall be deemed to constitute an increase in the Capital Account or Capital Contribution of the Partners nor shall the making of any such loan entitle the Partners to any increases in their share of profits of the Venture. Repayment of any such loans, together with interest thereon, shall be required before any Distributions are made to a Partner on account of the Partner's Interest in the Venture.

                           SECTION 4
             INTEREST OF PARTNERS IN DISTRIBUTIONS

     4.1  DISTRIBUTION OF NET CASH FLOW. Distributions of Net
Cash Flow in each year shall be made as follows:

          4.1.1 First, to the Partners until the Partners have cumulatively received Distributions in an amount equal to their Capital Contributions (such Distributions to be in proportion to the unrecovered Capital Contributions as of the date of the Distribution);

          4.1.2 Next, to the Partners until they have received
Distributions equal to their cumulative Preferred Return (such
Distributions to be in proportion to the unrecovered Preferred
Return as of the date of the Distribution);

          4.1.3 Next, 60% to GIC and 40% to WCB until GIC has received Distributions equal to its cumulative Override Preferred
Return; and

          4.1.4 Thereafter, 40% to GIC and 60% to WCB.


                           SECTION 5
         ALLOCATION TO PARTNERS OF PROFITS AND LOSSES;
                    OTHER INCOME TAX MATTERS

          5.1 PROFITS. Except as provided in Sections 5.3, 5.4 and 5.5 hereof, Profits for any fiscal year shall be allocated in the following order and priority:

               5. 1. 1 First, to the Partners until the cumulative Profits allocated to each pursuant to this Section 5. 1. 1 are equal to the cumulative Losses allocated pursuant to Section 5.2.2 hereof for all prior periods;

               5.1.2 Next, to the Partners in the amount of any accrued but undistributed Preferred Return allocable to their Capital Contributions;

               5.1.3 Next, 60% to GIC and 40% to WBC until the cumulative amount of profits allocated to GIC pursuant to Sections
5.1.2 and 5.1.3 equals any accrued but undistributed Override
Preferred Return allocable to.GIC;

               5.1.4 The balance, if any, 40% to GIC and 60% to WCB.

          5.2  LOSSES. Except as provided in Sections 5.3 and
5.4 hereof, Losses for any fiscal year shall be allocated in the following order and priority:

               5.2.1 To the extent Profits have been allocated pursuant to Sections 5.1.4, 5.1.3 or 5.1.2 hereof for any prior year, Losses shall be allocated first to offset any Profits allocated pursuant to Section 5.1.4 prorata among the Partners in proportion to their shares of the Profits being offset, then likewise with respect to allocations pursuant to Section 5.1.3 and then with respect to Section 5.1.2; and

               5.2.2 Thereafter, Losses shall be allocated 75% to GIC and 25% to WCB.

5.3  REGULATORY ALLOCATIONS.

          5.3.1 Minimum Gain Chargeback Notwithstanding anything herein to the contrary, if there is a net decrease in the Venture's "Minimum Gain" during a Venture's taxable year as determined under Regulations Section 1.704-1(b)(4)(f), all Partners with deficit Capital Account balances at the end of such year shall be allocated income and gain for such year (and if necessary, in subsequent years) in the amount and in the proportions needed to eliminate such deficits as quickly as possible. Such allocations shall consist of the items of income and gain described in Regulations
Section 1.704-1(b)(4)(e).

          5.3.2 Section 734(b) or 743(b) Adjustments. To the "tent an adjustment to the adjusted tax basis of any Venture asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustments increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

          5.3.3 Intent of Allocations. The allocations set forth in
Section 5.3 hereof (the "Regulatory Allocations) are intended to comply with certain requirements of Regulations Section 1. 704-1
(b). The Regulatory Allocations may not be consistent with the manner in which the Partners intend to divide Venture distributions. Accordingly, the Partners shall divide other allocations of Profits, Losses and other items among the Partners so as to prevent the Regulatory Allocations from distorting the manner in which Venture distributions will be divided among the Partners pursuant to Section 4.1 hereof. In general, the Partners anticipate that this will be accomplished by specially allocating other Profits, Losses and items of income, gain, loss and deduction among the Partners so that the net amount of the Regulatory Allocations and such special allocations to each such Person is zero.

     5.4 DETERMINATION OF INCOME AND LOSS. At the end of each fiscal year of the Venture, or at such other time as the Partners shall deem necessary or appropriate, each item of income, expense, gain, loss and deduction of the Venture shall be determined for the period then ending and shall be allocated to the Capital Account of each Partner in accordance with the provisions hereof. in determining the Distributions of Net Cash Flow for purposes of allocating Profits in each Venture fiscal year, the Net Cash Flow available for distribution at each fiscal year end which is distributed by the Venture within seventy-five (75) days thereafter shall be deemed allocated to the Partners in said prior fiscal year.

     5.5 TAX MATTERS PARTNER. The Tax Matters Partner ("TMP") for the Venture shall be GIC. The TMP shall employ experienced tax counsel to represent the Venture in connection with any tax audit or investigation of the Venture and in connection with all subsequent administrative and judicial proceedings arising out of such audit. The fees and expenses of such counsel shall be a Venture expense and shall be paid by the Venture. Such counsel shall be responsible for representing the Venture; it shall be the responsibility of the Partners, at their expense, to employ tax counsel to represent their respective separate interests. All expenses incurred by the TMP in serving as the TMP shall be Venture expenses and shall be paid by the Venture.

                           SECTION 6
               MANAGEMENT OF THE VENTURE BUSINESS

     6.1 THE PARTNERS RIGHTS GENERALLY Except as expressly provided herein, the Partners shall be jointly responsible for the management of the Venture business and property. Subject to the provisions of Section 6.2 hereof, WBC shall have primary day-to-day responsibility for managing the Venture business and shall render such services required in connection with the management of the Venture business and properties as the Partners shall mutually agree.

     6.2 MANAGEMENT POWER. Except as otherwise expressly provided herein, the Partners shall have equal power and authority to make all decisions relating to the management and control of the Venture business and properties; provided, however , that unanimous agreement of the Partners shall be required to:

          6.2.1 expend any of the Venture's capital and profits in furtherance of the Venture's business;

          6.2.2 sell, pledge, hypothecate, dispose of, trade, exchange, quitclaim, surrender or release Venture properties or interests therein;

          6.2.3 loan money to the Venture or borrow money from third Persons for, in the name of and on behalf of the Venture; provided, however, that it shall be solely the decision of GIC whether the Venture shall exercise rights to borrow funds which are set forth in a letter from Robert A. Naify to Britt Evans dated November 24, 1993 relating to a stand-by loan commitment, a copy of which is attached hereto as Exhibit B;

          6.2.4 adjust, compromise, settle or refer to arbitration any claim in favor of or against the Venture, and institute, prosecute and defend any legal action or proceeding or any arbitration proceeding;

          6.2.5 purchase any goods or equipment other than ordinary business supplies intended for routine office use.

     6.3  MANAGEMENT FEES. REIMBURSEMENT AND PAYMENT OF COSTS.

          6.3.1 The Venture shall pay to WBC a management fee of $60,000.00 for services rendered as project manager. This fee shall be payable at the rate of $5,000.00 per month for the first 12 months of the term of the Venture commencing January 1, 1994.

          6.3.2 The Venture shall directly pay or shall reimburse the Partners and their Affiliates for the actual costs of goods and materials used for or by the Venture, excluding any indirect expenses incurred in performing their services for the Venture, such as salaries or similar compensation, general office rent, utilities or other general overhead items not directly allocable to the Venture's business.

     6.4 AUTHORITY. The Partners shall have the power to execute, deliver, perform and accept on behalf of the Venture any document, instrument or agreement incident to the Venture's business and in furtherance of its purposes, and any such document, instrument or agreement shall be deemed executed, delivered, performed and accepted, as the case may be, by the Venture. No Person shall be required to determine the Partners' authority to engage in any act or undertaking on behalf of the Venture; and third parties dealing with the Venture may rely conclusively upon the power and authority of the Partners to act as set forth herein and shall not be required to inquire into or ascertain the authority of the Partners to so act.

     6.5 NONEXCLUSIVITY. Each Partner shall devote to the affairs of the Venture so much time as it, in its sole discretion, deems necessary or advisable to properly carry on the Venture's business and to perform its duties as a Partner hereunder; provided, however, that no Partner shall be required to devote full time and attention to the Venture or to its business. Any Partner may, independently or with others, engage in or possess an interest in any business venture involved in the ownership, construction, financing, leasing, operation and management of real property and interests therein; and neither the Venture nor any of the Partners as such shall have the right, by virtue of this Agreement or the relationship created hereby, to participate in any such venture or in the income, profits or losses derived therefrom. The fact that a Partner or any Affiliate of that Partner is employed by, or is directly or indirectly interested in or connected with, any person with whom the Venture transacts business shall not prohibit the Partners from dealing with that person, and neither the Venture nor any Partners shall have any rights in or with respect to that person or to any income, profits or losses derived therefrom.

                           SECTION 7
          ADDITIONAL PARTNERS; WITHDRAWAL OF PARTNERS;
               TRANSFER OF PARTNERSHIP INTERESTS;
              SUBSTITUTED PARTNERS: AND ASSIGNMENT

     7.1 ADDITIONAL PARTNERS. Except as otherwise expressly provided herein, no one shall be admitted to the Venture as a partner without the unanimous written consent of all the Partners.

     7.2 WITHDRAWAL OF PARTNERS. Except as otherwise expressly provided herein, no Partner may voluntarily retire or withdraw from the Venture without the prior written consent of the remaining
Partners.

     7.3  TRANSFER OR SALE OF PARTNERSHIP INTERESTS.

          7.3.1 Right of Refusal: Procedure. If any Partner wishes to sell, exchange, gift or otherwise voluntarily transfer its Venture Interest or property or any part thereof (the "Offered Interest"), that Partner (the "Electing Partner"), or its authorized representative, shall give written notice (the "Offering Notice") to the other Partner (the Non-electing Partner) prior to such sale, exchange or transfer. The price and all material financial and other terms of purchase of the Offered Interest shall be the same as described in the Offering Notice. Unless otherwise expressly stated, the terms shall be delivery of the entire Offered Interest free and clear of liens or encumbrances (but subject to liens and encumbrances affecting the Property) in consideration for cash at closing.

          7.3.2 Exercise of Option and Closing of Purchase. The Non-electing Partner shall have ninety (90) days from the effective date of the Offering Notice within which to give notice to the Electing Partner of its election to purchase the Offered Interest. Purchase of the Offered Interest shall be thereafter completed within thirty (30) days after notice of the Nonelecting Partner's exercise of its election.

          7.3.3 Nonexercise of Option. If the Nonelecting Partner does not elect to purchase the interest of the Electing Partner the Partner who wishes to transfer its Offered Interest thereafter may transfer the Offered Interest to any person, provided that such transfer is accomplished within ninety (90) days thereafter on the same terms and conditions as described in the Offering Notice and the transferee agrees in writing to be fully bound by each and every term of this Agreement.

          7.3.4 Permitted Transfers with Consent . Notwithstanding any of the above, upon the prior written consent of the other Partner each Partner may transfer or assign all or any part its Venture Interest. The Partners may, in their sole discretion, withhold their consent to the assignment or transfer of all or any part of the Venture Interest of a Partner. Any such transfer to which the Partners shall consent shall be effective as of the first day of the month in which the transfer was made. Notwithstanding the foregoing, the disposing Partner shall remain responsible for its obligations to the Venture unless and until the transferee or assignee of that Partner is admitted to the Venture as a Substituted Partner as provided in Section 7.5 hereof.

          7.3.5 Transfers in Violation of Agreement . If a Partner at any time attempts to sell, assign, transfer, pledge, hypothecate, grant a security interest in, encumber or otherwise dispose of all or any part of its Venture Interest in violation of the provisions of this Agreement, no purchaser, assignee, transferee, pledgee, lender or holder of the security interest or encumbrance with respect thereto shall be deemed a Substituted Partner, and the Venture, the other Partners, or any of them, shall, in addition to all other rights and remedies which they may have at law, in equity or under the provisions of this Agreement, be entitled to a decree or order restraining and enjoining such attempted sale, assignment, transfer, pledge,hypothecation, grant or security interest, encumbrance or other disposition, and the transferor shall not be entitled to plead in defense thereto that there would be an adequate remedy at law, it being recognized and agreed that the injury and damage resulting from such breach would be impossible to measure monetarily.

     7.4  RETIREMENT, WITHDRAWAL, BANKRUPTCY OR DISSOLUTION OF A
PARTNER.

          7.4.1 On the retirement, withdrawal, Bankruptcy, or dissolution of a Partner, the remaining Partner shall have the option to purchase the Venture Interest of the former Partner from that Partner's representative or successor-in-interest, in which event the value of said interest shall be determined by appraisal.

          7.4.2 Within sixty (60) days from the date of notice to the remaining Partner of the event giving rise to such right, the purchasing partner shall give the retiring Partner, its representative or successor-in-interest notice of its election to purchase the Venture Interest and shall designate an appraiser to conduct the appraisal. The retiring Partner or its representative or successor-in-interest must within fifteen (15) days of receipt of remaining Partner's notice notify the remaining Partner in writing that he has either (i) elected to accept the appraiser selected or (ii) appoint an appraiser and the two (2) appraisers so selected shall then select an additional appraiser similarly qualified. Failure of the departing Partner or its successor-in-interest to select an appraiser within said period shall constitute acceptance of the appraiser designated by the remaining Partner.

          7.4.3 Said appraiser or appraisers shall make an independent appraisal of the assets and liabilities of the Venture and the concurring opinion of two of said appraisers shall determine the net worth on a fair market value basis of the Venture. Good will shall be valued at one dollar ($I). If none of the appraisers concur, then the value which is neither the highest nor the lowest shall be the net worth of the Venture. Appraisal shall be completed within fortyfive (45) days of the date that all appraisers are appointed.

          7.4.4 The value of the interest to be purchased shall be determined by taking the net worth of the Venture and then determining the amount of the resulting net worth would be distributed to the departing Partner under Section 9.2 if the Venture were to liquidate as of the date of the valuation.

          7.4.5 Unless buyer(s) and seller(s) agree otherwise, the purchase price of said interest shall be paid in full within thirty-six (36) months from the time appraisal is completed and the principal shall bear interest at the then prime rate published by Bank of America at its San Francisco office, payable not less frequently than quarterly. The obligation created thereby shall be secured by the selling Partner's interest in the Venture.

     7.5 SUBSTITUTED PARTNERS. Anything herein to the contrary notwithstanding, no successor-in-interest of a Partner and no assignee or transferee of all or any part of the Venture Interest of a Partner shall be admitted to the Venture as a Substituted Partner except upon: (i) submitting to the Partners a duly executed and acknowledged counterpart of the instrument or instruments effecting or evidencing the transfer; (ii) submitting to the Partners a counterpart of this Agreement (as amended through the date of transfer) signed by the transferee and appropriately signifying the transferee's agreement to be bound by all the provisions of this Agreement (as amended through the date of transfer); (iii) the transferee's obtaining the remaining Partners' written consent thereto; and (iv) the transferee's paying all costs and expenses, including, without limitation, attomeys'fees of the Venture incurred in effecting the substitution. An assignee who does not, for any reason, become a Substituted Partner shall be entitled as a result of the assignment only to receive the economic benefits of the Venture Interest to which its assignor otherwise would be entitled, and the assignee shall not have any right to demand or to receive any account of the Venture's business or to inspect the Venture's books and records or any other rights as a Partner, unless and until he is admitted to the Venture as a Substituted Partner.

                           SECTION 8
                     BANKING AND ACCOUNTING

     8.1 DEPOSIT OF PARTNERSHIP FUNDS. Venture funds shall be deposited in the name of the Venture in one or more savings or bank accounts or the account of some other financial institution to be designated by the Partners and shall be withdrawn by checks made in the name of Venture and signed as may be determined from time to time by the Partners.

     8.2 BOOKS OF ACCOUNT. The Venture shall maintain, at the office of the Venture or of its accountant, books, records, and accounts which fairly present the operations of the Venture on such basis, of accounting as is determined by the partners in consultation with the Venture's accountants. The books shall be available for inspection by the Partners at all reasonable times. The fiscal year of the Venture shall be the calendar year.

     8.3 STATEMENTS. Not later than 75 days after the close of each fiscal year of the Venture, the Venture shall deliver to each Partner a balance sheet of the Venture as at the end of, and an income statement for, that year, and a statement setting forth that Partner's. allocable share of all items of Venture income, gain, loss, deduction, credit and tax preference for that fiscal which are to be included by that Partner on its federal income tax return for that year.



                           SECTION 9
           DISSOLUTION: LIQUIDATION: AND TERMINATION

     9.1 DISSOLUTION. Subject to the laws of the State of California, the Venture shall be dissolved and its assets liquidated upon the first to occur of:

          9. 1. 1 the death, retirement, withdrawal, removal, Bankruptcy, or judicially declared mental incompetence of any Partner, unless the Venture's business is continued pursuant to
Section 9.2 hereof

          9.1.2 the sale, assignment, transfer, exchange or other disposition of all or substantially all of the Venture's assets and the collection and distribution of the proceeds thereof; or

          9.1.3 the election of the Partners to dissolve the Venture; provided that such election shall be effective 30 days following Notice thereof to all the Partners.

     9.2  LIQUIDATION.

          9.2.1 Upon dissolution of the Venture, the Partners shall take (or cause to be taken) a full accounting of the Venture's assets and liabilities as of the date of such dissolution and, subject to the right of the Partners to continue the business of the Venture for the purpose of winding up its affairs. The Partners shall proceed with reasonable promptness to liquidate the Venture's assets (including, without limitation, by way of the sale, assignment, transfer, exchange, lease, sublease or other disposition of any or all of the Venture properties) and to terminate its business; provided, however, that the assets of the Venture which are, in the opinion of the Partners, suitable for distribution in kind, may be distributed in kind to the extent that the liquidation thereof is not necessary to satisfy the requirements of clause (i) below. The cash process from the liquidation shall be applied in the following order:

               9.2.1.1 First, to the payment of all taxes, debts and other obligations and liabilities of the Venture (excluding therefrom the principal and accrued interest on all then outstanding loans made by the Partners to the Venture) and to the necessary expenses of liquidation thereof; provided, however , that all debts, obligations and other liabilities of the Venture as to which personal liability exists with respect to any Partner shall, to the extent permitted by applicable law, be satisfied, or a reserve established therefor, prior to the satisfaction of any debt, obligation or other liability of the Venture as to which no such personal liability exists.

               9.2.1.2   Second, to the payment and discharge of
all indebtedness of the Venture owed to the Partners;

               9.2.1.3 Third, all remaining assets of the Venture shall be allocated to the Partners in proportion to their positive capital accounts as of the date as of the date of dissolution.


          9.2.2 It is the intent of the Partners that on liquidation the assets of the Venture be distributed according to the provisions of Section 4.1 of this Agreement. Therefore, the Partners shall be required to make such allocations of profits and losses on liquidation which will cause their capital accounts to conform to this intent.

          9.2.3 The Partners shall administer the liquidation of the Venture and the termination of its business but shall receive no compensation therefor except for fees and compensation specifically referred to herein. The Partners shall be allowed a reasonable time for the orderly liquidation of the Venture's assets and the discharge of liabilities to creditors so as to minimize losses resulting from the liquidation of the Venture's assets.

          9.2.4 Except as otherwise expressly provided herein, no dissolution or termination of the Venture shall relieve, release or discharge any Partner, or any of its successors, assigns, heirs or legal representatives, from any previous breach or default of, or any obligation theretofore incurred or accrued under, any provision of this Agreement, and any and all such liabilities, claims, demands or causes of action arising from any such breaches, defaults, and obligations shall survive such dissolution and termination.

     9.3 TERMINATION. Upon compliance with the foregoing plan of liquidation and distribution, the Partners shall file or cause a Certificate of Dissolution of Venture to be filed in the appropriate office(s) in the State of California and the Partnership thereupon shall be terminated.

                           SECTION 10
                            GENERAL

     10.1 MEDIATION AND ARBITRATION. In the event any controversy arises between the Partners as to the interpretation or enforcement of this Agreement, the parties shall attempt to utilize mediation by a neutral third party mediator to resolve such dispute. In the event the parties are unable to resolve the dispute through mediation, it shall be submitted to arbitration pursuant to and in accordance with the provisions of the California Code of Civil Procedure governing arbitration (CCP 1280, et seq.). Unless the parties otherwise agree, on application of any party to a dispute a single neutral arbitrator shall be selected by the Presiding Judge of the Superior Court of the City and County of San Francisco. The arbitration shall be conducted in San Francisco. The parties shall be entitled to conduct depositions of such witnesses as each may choose and each party shall be entitle to obtain documents from the other pursuant to reasonable discovery supervised by the arbitrator and subject to the arbitrator's determination as to scope. The arbitrator shall be required to include findings of fact and conclusions of law with any award. The costs of arbitration shall be borne by the losing party or in such proportion as the arbitrator shall decide.

     10.2 COVENANT TO SIGN DOCUMENTS. Each Partner covenants, for himself and its successors and assigns, to execute, with acknowledgment or verification if required, any and all documents and writings which may be necessary or expedient in the creation of the Venture and the achievements of its purposes.

     10.3 NOTICES. Unless otherwise provided herein, any offer, acceptance, election, approval, consent, certification, request, waiver, notice or other communication required or permitted to be given hereunder (hereinafter collectively referred to as a "Notice"), shall be deemed given only if in writing and delivered personally (with receipt acknowledged) or mailed first class, certified or registered mail, return receipt requested, postage prepaid to the Partner at the address set forth in the Preamble to this Agreement. A Partner may designate another address by delivery or mailing Notices thereof to the other Partners in accordance with the provisions in this Section 10.3.

     10.4 RECOVERY OF ATTORNEYS' FEES. If the Venture or any Partner on behalf of the Venture is a party to an action or arbitration to enforce any of the terms of this Agreement or of any other contract relating to the Venture, or any action or arbitration in any other way pertaining to Venture affairs or this Agreement, the Venture or such Partner, then the prevailing party, shall be entitled to recover its or its costs, including reasonable attorneys' fees, incurred in prosecuting or defending the action or arbitration.

     10.5 RIGHT OF PARTNERS TO PURCHASE OTHER PROPERTY. Nothing contained herein shall preclude any Partner from purchasing any other property, or rights therein, or in any manner investing in, participating in, developing or managing any other Venture of any kind, without notice to the other Partners, without participation by the other Partners, and without liability to them or any of them.

     10.6 AMENDMENT. Except as otherwise expressly provided herein or as otherwise required by law, this Agreement may only be amended upon the written consent of a majority in Interest of the Partners; provided, that (i) any amendment which shall reduce the Partnership Interest or enlarge the obligations of any Partner shall require the consent of that Partner.

     10.7 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties and supersedes all prior writing or representations. Upon due execution, it shall be binding upon the parties, their executors, administrators, heirs, successors and assigns.

     10.8 CHOICE OF LAWS. The laws of the State of California shall govern all matters with respect to this Agreement, including all matters related to formation, construction and performance of this Agreement.

     10.9 WAIVERS. Except as otherwise expressly provided herein, no purported waiver by any party of any breach by another party of any of its obligations, agreements or covenants hereunder, or any part thereof, shall be effective unless made in a writing subscribed by the party or parties sought to be bound thereby, and no failure to pursue or elect any remedy with respect to any default under or breach of any provision of this Agreement, or any part thereof, shall be deemed to be a waiver of any other, subsequent, similar or different default or breach, or any election of remedies available in connection therewith, nor shall the acceptance or receipt by any party of any money or other consideration due him or it under this Agreement, with or without knowledge of any breach hereunder, constitute a waiver of any provision of this Agreement with respect to such or any other breach.

     10.10 SEPARABILITY. Each provision of this Agreement shall be considered to be separable and if, for any reason, any such provision or provisions, or any part thereof, are determined to be invalid and contrary to any existing or future applicable law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid, but this Agreement shall be construed and enforced in all respects as if such invalid or unenforceable provision or provisions had been omitted.

     10. 11 HEADINGS, GENDER AND NUMBER. The section headings herein contained have been inserted only as a matter of convenience of reference and in no way define, limit or describe the scope or intent of any provisions of this Agreement nor in any way affect any such provisions. Where appropriate as used herein, the masculine gender shall be deemed to include the feminine, the feminine gender shall be deemed to include the masculine, the singular number shall be deemed to include the plural and the plural number shall be deemed to include the singular.

     10. 12 BENEFIT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective executors, administrators and successors, but shall not be deemed for the benefit of creditors or any other Persons, nor shall it be deemed to permit any assignment by a Partner of any of its rights or obligations hereunder except as expressly provided herein.

     IN WITNESS WHEREOF, each party has executed this General
Partnership Agreement on the date set forth below the name of each.

PARTNERS :


GIC  INVESTMENT CORPORATION

By: /s/ Lawrence Weissberg               Dated: April 18, 1995
    Lawrence Weissberg, President


WESTCO COMMUNITY BUILDERS, INC.

By: /s/ Britt Evans                      Dated: April 18, 1995
    Britt Evans






                  AMENDMENT TO PARTNERSHIP AGREEMENT

                       GLENBRIAR JOINT VENTURE

     THIS AGREEMENT is made and entered into as of the 18th day of April, 1995, by and between GIC Investment Corporation, a
California corporation ("GIC") and Westco Community Builders, Inc., a California corporation ("WCB"), together referred to herein as the "Partners". for the purpose of amending that certain partnership agreement entered into between the Partners and effective as of January 1, 1994, and otherwise known as the Glenbriar Joint Venture (the "Partnership Agreement").

     In consideration of GIC paying to WCB the sum of Three Hundred Eighty Six Thousand One Hundred Fifteen Dollars ($386,115.00) and further in consideration of the promises and mutual covenants contained herein, the parties hereto agree to the terms, covenants and conditions as hereinafter set forth.

     1. Section 2.14, "Override Preferred Return", as contained in the Partnership Agreement, shall be deleted.

     2. The last sentence of Section 3.1.1 of the Partnership
Agreement shall be amended to provide that after the date of this amendment, WCB shall contribute 1% of all capital required by the Venture.

     3. Section 3.1.2 of the Partnership Agreement shall be amended to provide that after the date of this amendment, GIC shall contribute 99% of all capital required by the Venture, to a maximum of $1,980,000.

     4. Section 3.2 of the Partnership Agreement shall be amended to provide that the Partners shall have the following Interests in the Venture:

          GIC:      99%

          WCB:      1%

     5. GIC shall succeed to 96% of WCB's Capital Account as of the date of this amendment (which portion the parties agree is $333,238.62).

     6. Section 4.1.2 of the Partnership Agreement shall be amended by adding the following language:


          "Such distribution of preferred return to be 75% to GIC and 25% to WCB until such time as WCB has received its accrued preferred return up to April 25, 1995 (which portion the parties agree is $ 34,189.54), and thereafter distributions of preferred return shall be 99% to GIC and 1% to WCB."

     7. Section 4.1.3 of the Partnership Agreement shall be amended to provide "Thereafter 60% to GIC and 40% to WCB."

     8. Section 4.1.4 of the Partnership Agreement shall be deleted.

     9. A new Section 4.2 shall be added to the Partnership
Agreement and provide:

          "4.2 Notwithstanding the provisions of Section 4.1, WCB shall receive, in each fiscal year, distributions of net cash flow in an amount not less than 40% of the amount of profit allocated to WCB pursuant to Section 5.1.3 hereof, and thereafter GIC shall receive the next distributions until such time as total cumulative distributions of Net Cash Flow are consistent with Section 4.1 of this agreement without considering this Section 4.2."

     10. Section 5.1.3 of the Partnership Agreement shall be amended to provide "The balance, if any, 60% to GIC and 40% to WCB."

     11. Section 5.1.4 of the Partnership Agreement shall be deleted.

     12. Section 5.2.1 of the Partnership Agreement shall be amended to provide:

          115.2.1 To the extent Profits have been allocated pursuant to Section 5.1.3 or 5.1.2 hereof for any prior year, Losses shall be allocated first to offset any Profits allocated pursuant to Section 5.1.3 prorata among the Partners in proportion to their shares of the Profits being offset, then likewise with respect to allocations pursuant to Section 5.1.2.11

     13. Section 6.2.3 of the Partnership Agreement shall be amended to provide:

          116.2.3 loan money to the Venture or borrow money from third Persons for, in the name of and on behalf of the Venture; provided, however, that GIC may solely make the decision to borrow funds on behalf of the Partnership and to encumber the Property in an amount up to $500,000 for the purpose of reducing the Partners Capital Contributions to the Venture. In such case, WCB shall cooperate with such actions or efforts."

     IN WITNESS WHEREOF, each party has executed this amendment to the Partnership Agreement on the date set forth below.

PARTNERS :


GIC  INVESTMENT CORPORATION

By: /s/ Lawrence Weissberg                   Dated: April 18, 1995
Lawrence Weissberg, President


WESTCO COMMUNITY BUILDERS, INC.

By: /s/ Britt Evans                          Dated: April 18, 1995
Britt Evans



               AMENDMENT TO PARTNERSHIP AGREEMENT
                         ADDENDUM NO, I

Section 6.3. 1 of the Partnership Agreement shall be further amended as follows

The Venture shall extend payment of the management fee to WCB beyond the 12-month term described in the Partnership Agreement. The management fee shall be paid by the Venture on a continuous and uninterrupted basis commencing on January 1, 1994 through a date, determined by GIC Investment Corporation, as a reasonable termination point based upon the amount of time that WCB needs to spend on the project, The management fee shall remain unmodified at a rate of $5,000.00 per month.

PARTNERS :


GIC  INVESTMENT CORPORATION

By: /s/ Lawrence Weissberg                   Dated: April 18, 1995
    Lawrence Weissberg, President


WESTCO COMMUNITY BUILDERS, INC.

By:/s/ Britt Evans                           Dated: April 18, 1995
   Britt Evans